Exhibit 99.1

Single Touch Appoints New CFO with Media & IP Expertise

JERSEY CITY, N.J.- October 21, 2013 –Single Touch Systems, Inc. (OTC BB: SITO), a technology based mobile media solutions provider, today announced the appointment of Kurt Streams as the Company’s new Chief Financial Officer. Former CFO John Quinn has resigned from Single Touch to become the Regional Managing Partner based in the New York City office at ParenteBeard, LLC, an accounting and consulting firm that is part of the Baker Tilly International network where Mr. Quinn had previously served as a Principal. Mr. Streams brings to Single Touch extensive audit experience with public companies, as well as his expertise in leading and growing media and intellectual property-based businesses as CFO.

Most recently, Mr. Streams was Partner at GBM LLC, a business management firm serving public and private companies, where he managed patents and licensing for a publicly-held consumer products client. While at GBM he provided his expertise in raising financial reporting standards to meet exchange requirement for clients up-listing to major national exchanges. Previously, he was Principal at RBSM LLP, a CPA firm and U.S. member of Russell Bedford International, one of the world’s top 15 accounting networks according to International Accounting Bulletin.

Mr. Streams has served as CFO of three companies including IGIA, Inc. where he managed patents and licensing for IGIA’s portfolio of branded consumer products. Prior, he was CFO at The Deal, LLC, a private equity owned financial news organization with more than 100 journalists worldwide. At The Deal, Mr. Streams teamed with the company’s CEO to raise $125 million over a three-year start-up period that ultimately led to the sale of the company to TheStreet.com. At this media company he worked with the publisher to spur sequential revenue growth in 9 out of 10 quarters and proposed and implemented changes that reduced annual operating costs by 55% while revenues doubled. While he served as CFO of Nasdaq-listed Norland Medical, Mr. Streams managed relations with analysts, institutional and individual investors, and led a road show with UBS and Pacific Growth Equities for a successful secondary public offering.

He began his career at Deloitte & Touche where he served in several positions which culminated in his role as Senior Audit Manager in Connecticut and The Netherlands. In Europe, Mr. Streams managed audits of major multi-nationals, including GM, Fisher Scientific, Mitsubishi, and Baker Hughes.  Mr. Streams has a BA in Economics from the University of Massachusetts at Amherst and he is a CPA.

"Having achieved cash flow break even last quarter based on the growth of our operating business, Single Touch is at a pivotal point in its growth. Concurrently, we continue to make very meaningful progress towards unlocking the value of our patent portfolio, which we believe has the potential to contribute to our growing revenues.  As our new CFO, Kurt’s track record of building revenues driven by media and intellectual property assets is very much aligned with Single Touch’s business objectives. We believe he will be a valuable asset in helping us to navigate our growth during this important time. We welcome him to the team,” stated Single Touch President and CEO James Orsini. “John Quinn has contributed immensely to our corporate development to date. We thank him for his contributions and we wish him the best as he moves on to become Regional Managing Partner at ParenteBeard.”

About Single Touch Systems, Inc.

Single Touch Systems, Inc. is a technology based mobile solutions provider serving businesses, advertisers and brands. Through patented technologies and a modular, adaptable platform, Single Touch’s multi-channel messaging gateway enables marketers to reach consumers on all types of connected devices, with information that engages interest, drives transactions and strengthens relationships and loyalty. For more information about Single Touch Systems, Inc. visit: www.singletouch.net

Forward-Looking Statements

This news release may contain forward-looking statements that involve risks and uncertainties and reflect Single Touch’s judgment as of the date of this release. These statements may include those regarding strategy, growth and future operations. Actual events or results may differ from Single Touch’s expectations. The risks and uncertainties include reliance on brand owners and wireless carriers, the possible need for additional capital, as well as other risks identified in Single Touch’s filings with the SEC. Single Touch disclaims any intent or obligation to update these forward-looking statements beyond the date of this press release, except as may be required by law.

Investor and Media Contact:
Robert Haag
Hampton Growth IR
877-368-3566
Email Contact

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